UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[ ]  Confidential, for use of the Commission only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-12


                                  EPOLIN, INC.
                (Name of Registrant as Specified in its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: N/A
     (2) Aggregate number of securities to which transaction applies: N/A
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
     (4) Proposed maximum aggregate value of transaction: N/A (5) Total fee paid: N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid: N/A
     (2) Form, Schedule or Registration Statement No.: N/A
     (3) Filing Party: N/A
     (4) Date Filed: N/A

                                  EPOLIN, INC.
                              358-364 Adams Street
                            Newark, New Jersey 07105

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 16, 2007

To the Stockholders:

         PLEASE TAKE NOTICE that the Annual Meeting of Stockholders (the "Annual Meeting") of Epolin, Inc. (the "Company") will be held on August 16, 2007, at 3:00 p.m., local time, at the principal executive offices of the Company, 358-364 Adams Street, Newark, New Jersey 07105, for the following purposes:

         1. To elect five Directors to serve as the Board of Directors of the Company until the next Annual Meeting of Stockholders and until their successors shall be elected and shall qualify; and

         2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         The close of business on June 26, 2007 has been fixed as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment thereof.

         Your attention is called to the proxy statement on the following pages. We hope that you will attend the Annual Meeting. If you do not plan to attend, please sign, date and mail the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States.


                                       By Order of the Board of Directors,


                                       Murray S. Cohen, Ph.D.,
                                       Chairman

Newark, New Jersey
July 10, 2007

                                  EPOLIN, INC.

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 16, 2007

                        ________________________________


                                  INTRODUCTION

         This Proxy Statement is being furnished to stockholders of Epolin, Inc., a New Jersey corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at an Annual Meeting of Stockholders of the Company to be held on August 16, 2007, at 3:00 p.m., local time, at the principal executive offices of the Company, 358-364 Adams Street, Newark, New Jersey 07105, and at any adjournment thereof (the "Annual Meeting").

         The Board has fixed the close of business on June 26, 2007 as the record date for the determination of stockholders entitled to receive notice of, and vote at, the Annual Meeting (the "Record Date"). Accordingly, only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, the Company had outstanding approximately 11,966,355 shares of Common Stock, no par value per share (the "Common Stock") which are the only outstanding voting securities of the Company. On all matters, each share of Common Stock is entitled to one vote.

         The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, officers, directors and other employees of the Company may solicit proxies by personal contact, telephone, facsimile or other electronic means without additional compensation. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about July 10, 2007.

         Proxies in the accompanying form which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions thereon. If no instructions are indicated thereon, proxies will be voted FOR all matters listed in the Notice of Annual Meeting of Stockholders and in accordance with the discretion of the person(s) voting the proxies with respect to all other matters properly presented at the Annual Meeting. Execution of a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a later-dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. The holders of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes cast at the Annual Meeting will be required for the election of directors. If a stockholder, present in person or represented by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently.

           PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of the Record Date, certain information with regard to the record and beneficial ownership of the Company's Common Stock by (i) each stockholder owning of record or beneficially 5% or more of the Company's Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and other executive officers, if any, of the Company whose total compensation was in excess of $100,000 (the "named executive officers"), and (iv) all officers and directors of the Company as a group:

                                        Amount and Nature          Percent
Name of Beneficial Owner             of Beneficial Ownership       of Class

Murray S. Cohen(1)*                         1,930,958                16.1%
James Ivchenko(2)*                          1,529,587                12.7%
Morris Dunkel(3)*                             280,000                 2.3%
James R. Torpey, Jr.(4)*                       92,500                  **
Herve A. Meillat*                               4,000                  **
Greg Amato(5)*                                200,000                 1.7%
Claire Bluestein(6)*                          970,155                 8.1%
Santa Monica Partners, L.P.(7)                825,900                 6.9%
Sandra Lifschitz(8)                           605,000                 5.1%

All Executive Officers and
Directors as a Group (6 persons)            4,037,045                32.8%
________________________________

*    The address for each is 358-364 Adams Street, Newark, New Jersey 07105.
**   Less than 1%.

(1) Includes 1,845,958 shares held by Dr. Cohen and 25,000 shares held by the wife of Dr. Cohen. Also, includes 60,000 shares which Dr. Cohen has the right to acquire within 60 days pursuant to the exercise of options granted under the 1998 Plan. In addition, Dr. Cohen has options granted under the 1998 Plan to acquire an additional 10,000 shares which are not exercisable within 60 days.

(2) Includes 1,005,000 shares held by Mr. Ivchenko and 464,587 held by Mr. Ivchenko and his wife, as joint tenants. Also, includes 60,000 shares which Mr. Ivchenko has the right to acquire within 60 days pursuant to the exercise of options granted under the 1998 Plan. In addition, Mr. Ivchenko has options granted under the 1998 Plan to acquire an additional 10,000 shares which are not exercisable within 60 days.

(3) Includes 55,000 shares which Mr. Dunkel has the right to acquire within 60 days pursuant to the exercise of options granted under the 1998 Plan. In addition, Mr. Dunkel has options granted under the 1998 Plan to acquire an additional 5,000 shares which are not exercisable within 60 days.

(4) Includes 55,000 shares which Mr. Torpey has the right to acquire within 60 days pursuant to the exercise of options granted under the 1998 Plan. In addition, Mr. Torpey has options granted under the 1998 Plan to acquire an additional 5,000 shares which are not exercisable within 60 days.

(5) Includes 100,000 shares which Mr. Amato has the right to acquire within 60 days pursuant to the exercise of options granted to him.

(6)  Ms. Bluestein is a former director of the Company.

(7) This information is based solely upon information reported in filings made to the SEC on behalf of Santa Monica Partners, L.P. The address for Santa Monica Partners, L.P. is 1865 Palmer Avenue, Larchmont, New York.

(8) This information is based solely upon information reported in filings made to the SEC on behalf of Sandra Lifschitz. Her address is 7 Tulane Drive, Livingston, New Jersey.

The Stockholders Agreement

         Pursuant to a Stockholders Agreement executed in October 2002, each of the then members of the Board of Directors (Dr. Cohen and Messrs. Ivchenko, Dunkel and Torpey, as well as Claire Bluestein and Peter Kenny) has provided the Company with certain rights of refusal in the event any of such individuals desire to sell any of the shares of the Company's Common Stock which any of them hold of record or beneficially. Excluded from such restrictions are gifts in which the proposed donee agrees to be bound to the Stockholders Agreement and transfers by will or the laws of descent, provided the shares remain subject to said restrictions. In addition, shares may be transferred by such individuals with the prior approval of the Board of Directors of the Company (or any committee authorized by the Board to give such approval).

                              ELECTION OF DIRECTORS

         A Board of Directors consisting of five members is to be elected by the stockholders, to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualify.

         Unless authority is withheld, it is intended that proxies will be voted for the election of the five nominees below, all of whom are currently serving as directors. The Board of Directors does not contemplate that any of these nominees will be unable or will decline to serve. However, if any of them is unable or declines to serve, the persons named in the accompanying proxy may vote for another person or persons in their discretion.

         The following table sets forth certain information with respect to the five nominees for election to the Board of Directors.

                                   Present Position             Has Served as
Name                    Age        and Offices                  Director Since

Murray S. Cohen         81         Chairman of the              1984
                                   Board, Chief Scientist,
                                   Secretary and Director

James Ivchenko          67         President and Director       1993

Morris Dunkel           78         Director                     1984

James R. Torpey, Jr.    57         Director                     2001

Herve A. Meillat        51         Director                     2005


         None of the directors and officers is related to any other director or officer of the Company.

         Set forth below are brief accounts of the business experience during the past five years of each director and executive officer of the Company and each significant employee of the Company.

         MURRAY S. COHEN has served as Director and Chairman of the Board of the Company since June 1984 and Secretary since March 2001. From June 1984 to January 2006, Dr. Cohen was Chief Executive Officer, and from June 1984 to August 1994, he was also President. Dr. Cohen also currently serves as Chief Scientist. From January 1978 through May 1983, Dr. Cohen was the Director of Research and Development for Apollo Technologies Inc., a company engaged in the development of pollution control procedures and devices. Dr. Cohen was employed as a Vice President and Technical Director of Borg-Warner Chemicals from 1973 through January 1978, where his responsibilities included the organization, project selection and project director of a 76 person technical staff which developed materials for a variety of plastic products. He received a Bachelor of Science Degree from the University of Missouri in 1949 and a Ph.D. in Organic Chemistry from the same institution in 1953.

         JAMES IVCHENKO has served as Director of the Company since September 1993, President since August 1994, and from February 1992 to August 1994, he was Technical Director and Vice President of Operations. Prior thereto, Mr. Ivchenko was employed by Ungerer & Co. as Plant Manager for the Totowa, New Jersey and Bethlehem, Pennsylvania facilities from May 1988 to May 1991. Mr. Ivchenko has over 30 years of experience in the flavor, fragrance and pharmaceutical intermediate industry. He received his Bachelor of Arts Degree, Masters of Science and Masters of Business Administration from Fairleigh Dickinson University in New Jersey.

         MORRIS DUNKEL has served as Director of the Company since June 1984. Since 1992, he has been Vice President and Technical Director of Elan Chemical Inc., a chemical company in the flavor and fragrances industry. From 1976 through 1983, Dr. Dunkel was employed by Tenneco Chemicals, Inc., a firm engaged in chemical production activities, in the capacities of manager and director of Tenneco's organic chemicals research and development division. Dr. Dunkel has been issued several United States patents and has published numerous articles relating to chemical processes. He received a Bachelor of Science Degree in 1950 from Long Island University. Dr. Dunkel received a Master of Science Degree from Brooklyn College in 1954 and Ph.D. in Organic Chemistry from the University of Arkansas in 1956.

         JAMES R. TORPEY, JR. has served as Director of the Company since July 2001. Mr. Torpey is President of Madison Energy Consultants. From 1995 to 2002, he was Director of Technology Initiatives at First Energy/GPU, Chairman of the Solar Electric Power Association, and President and member of the Board of Directors of GPU Solar, Inc. He was a member of the U.S. Department of Energy Solar Industry Advisory Board from 2001 to 2005. Mr. Torpey received his Masters of Business Administration from Rutgers University in 1991.

         HERVE A. MEILLAT has served as Director of the Company since July 2005. Since September 2006, Mr. Meillat has been the sole owner and CEO of Christian Dalloz Sunoptics, a company located in France which develops, manufactures and sells worldwide non-prescription ocular lenses and shields for premium sunglasses in all market segments including luxury, fashion and sports eyewear. Mr. Meillat is a former Senior Vice President of the Bacou-Dalloz Group, a world leader in the design, manufacturing and sales of personal protection equipment. While with Bacou-Dalloz, he was Senior Vice President of its eye and face business unit from 2001 to 2004, the President of Dalloz Safety Inc. from 1996 to 2001 and Chief Operating Officer of Christian Dalloz in France from 1989 to 1995.

         GREG AMATO, age 50, has been employed by the Company since November 2004 and has been Chief Executive Officer since January 2006. From, January 2005 to January 2006, he was Vice President of Sales and Marketing. From 1993 to 2004, Mr. Amato was with Elementis, PLC and certain of its subsidiaries, divisions and predecessors, which company is a specialty chemical manufacturer. During such period, Mr. Amato was Vice President, Specialty Markets of Elementis Specialties, Inc., located in Hightstown, New Jersey from 2000 to 2004; President and CEO of Elementis Performance Polymers, located of Belleville, New Jersey from 1998 to 2000; and from 1993 to 1998, Sales Manager of Rheox, which was acquired by Elementis in 1998. Mr. Amato received a Bachelor of Chemical Engineering from Georgia Institute of Technology in 1978.

         There are no executive officers of the Company other than those named above.

Audit Committee Financial Expert

         The Company does not have an audit committee financial expert, as such term is defined in Item 401(e) of Regulation S-B, serving on its audit committee because it has no audit committee and is not required to have an audit committee because it is not a listed security.

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes of ownership of Common Stock of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on the Company's review of such forms received by it, or written representations from certain of such persons, the Company believes that, with respect to the fiscal year ended February 28, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that James Ivchenko filed one report late relating to a one transaction.

Code of Ethics

         The Board of Directors has adopted a Code of Ethics applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, which is designed to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; and compliance with applicable laws, rules and regulations. A copy of the Code of Ethics will be provided to any person without charge upon written request to the Secretary of the Company at its executive offices, 358-364 Adams Street, Newark, New Jersey 07105.

Executive Compensation

         The following summary compensation tables set forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended February 28, 2007 and February 28, 2006 of those persons who were, at February 28, 2007, (i) the chief executive officer and (ii) the other most highly compensated executive officers of the Company, whose total compensation was in excess of $100,000 (the named executive officers):

                           Summary Compensation Table

-------------------- ------ --------- --------- ----------- ---------- ------------- -------------- --------------- ----------
Name and Principal   Year   Salary    Bonus     Stock       Option     Non-Equity    Nonqualified   All Other       Total
Position                    ($)       ($)       Awards      Awards     Incentive     Deferred       Compensation
                                                ($)         ($)        Plan          Compensation   ($)
                                                                       Compensation  Earnings ($)
                                                                       ($)
-------------------- ------ --------- --------- ----------- ---------- ------------- -------------- --------------- ----------
Greg Amato(1)        2007   $170,677  $9,090    $33,000(2)  $2,625(2)  $0            $0             $15,329(3)      $230,721
Chief Executive      2006   $153,461  $15,000   $0          $0         $0            $0             $12,629(3)      $181,090
Officer
-------------------- ------ --------- --------- ----------- ---------- ------------- -------------- --------------- ----------
Murray S. Cohen(4)   2007   $160,292  $0        $0          $4,043(2)  $105,000(5)   $0             $7,384(6)       $276,719
Chairman of the      2006   $202,587  $40,000   $0          $0         $93,604(5)    $0             $11,969(6)      $348,160
Board
-------------------- ------ --------- --------- ----------- ---------- ------------- -------------- --------------- ----------
James Ivchenko       2007   $202,998  $0        $0          $4,043(2)  $90,000(7)    $32,000(8)     $11,648(9)      $340,689
President            2006   $194,796  $35,000   $0          $0         $79,203(7)    $32,000(8)     $11,969(9)      $352,968
-------------------- ------ --------- --------- ----------- ---------- ------------- -------------- --------------- ----------

(1) Mr. Amato has been employed by the Company since November 2004 and Chief Executive Officer since January 2006.

(2) Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123R.

(3)  Represents a health insurance reimbursement.

(4) Since January 2006, Dr. Cohen has been Chief Scientist of the Company. Prior to January 2006, Dr. Cohen was Chief Executive Officer of the Company.

(5) Dr. Cohen received additional compensation of $105,000 and $93,604 in 2007 and 2006, respectively, based upon the Company's sales for fiscal 2006 and 2005, as determined under his employment contract. Does not include additional compensation due to Dr. Cohen based upon the Company's sales for fiscal 2007 as determined under his employment contract which will be paid in fiscal 2008 which will be in the amount of $112,500.

(6) Represents a health insurance reimbursement of $6,634 and $8,969 in 2007 and 2006, respectively, and directors fee of $750 and $3,000 paid in 2007 and 2006, respectively, to Dr. Cohen.

(7) Mr. Ivchenko received additional compensation of $90,000 and $79,203 in 2007 and 2006, respectively, based upon the Company's sales for fiscal 2006 and 2005, as determined under his employment contract. Does not include additional compensation due to Mr. Ivchenko based upon the Company's sales for fiscal 2007 as determined under his employment contract which will be paid in fiscal 2008 which will be in the amount of $97,500.

(8) Represents the amount paid to Mr. Ivchenko in fiscal 2007 and 2006 pursuant to his deferred compensation agreement in which he will be paid $32,000 per year for ten consecutive years commencing the first day of the month following Mr. Ivchenko reaching the age of 65.

(9) Represents a health insurance reimbursement of $10,898 and $8,969 in 2007 and 2006, respectively, and directors fee of $750 and $3,000 paid in 2007 and 2006, respectively, to Mr. Ivchenko.

Equity Awards

         The following table provides certain information concerning equity awards held by the named executive officers as of February 28, 2007.

                  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

                                      Option Awards                                                       Stock Awards
------------------------------------------------------------------------------------------------------------------------------------
Name                             No. of         Number of         Option           Option         Number of             Equity
                               Securities       Securities       Exercise        Expiration       Shares or         Incentive Plan
                               Underlying       Underlying       Price ($)          Date        Units of Stock         Awards:
                               Unexercised     Unexercised                                      That Have Not         Number of
                               Options (#)     Options (#)                                        Vested (#)           Unearned
                               Exercisable    Unexercisable                                                         Shares, Units
                                                                                                                       Or Other
                                                                                                                     Rights That
                                                                                                                       Have Not
                                                                                                                      Vested(#)
---------------------------- ---------------- --------------- ---------------- ---------------- --------------- --------------------
Greg Amato                       100,000           -0-             $0.51          11/1/2009           -0-                -0-
---------------------------- ---------------- --------------- ---------------- ---------------- --------------- --------------------
Murray S. Cohen                   10,000          10,000           $0.41           2/9/2014           -0-                -0-
                                  25,000          25,000           $0.54          6/20/2010           -0-                -0-
---------------------------- ---------------- --------------- ---------------- ---------------- --------------- --------------------
James Ivchenko                    10,000          10,000           $0.41           2/9/2014           -0-                -0-
                                  25,000          25,000           $0.54          6/20/2010           -0-                -0-
---------------------------- ---------------- --------------- ---------------- ---------------- --------------- --------------------

Stock Option Plans

         The Company previously adopted the 1986 Employees' Stock Option Plan (the "1986 Plan"). As of April 1996, options may no longer be granted under the 1986 Plan. Under the terms of the 1986 Plan, options granted thereunder could be designated as options which qualify for incentive stock option treatment under
Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or options which do not so qualify. In December 1995, options to acquire up to 490,000 shares of the Company's Common Stock were granted under the 1986 Plan. Such options had an expiration date of December 1, 2005. In fiscal 2002, options to acquire 185,000 shares of the Company's Common Stock were exercised under the 1986 Plan. In prior years, options to acquire 270,000 shares of the Company's Common Stock were exercised under the 1986 Plan. In addition, options to acquire 35,000 shares under the 1986 Plan have lapsed. As a result, there are no outstanding options under the 1986 Plan.

         In December 1998, the Company adopted the 1998 Stock Option Plan (the "1998 Plan") for employees, officers, consultants or directors of the Company to purchase up to 750,000 shares of Common Stock of the Company (the "1998 Plan Option Pool"). In September 2001, the Board of Directors increased the size of the 1998 Plan Option Pool to 1,500,000 shares. Options granted under the 1998 Plan shall be non-statutory stock options which do not meet the requirements of
Section 422 of the Code. Under the terms of the 1998 Plan, participants may receive options to purchase Common Stock in such amounts and for such prices as may be established by the Board of Directors or a committee appointed by the Board to administer the 1998 Plan. Options exercised through February 28, 2007 total 686,000. Options cancelled or expired for all years totaled 240,000, which under the 1998 Plan are available for future grant, and as of February 28, 2007, there are options outstanding to acquire 316,000 shares, leaving 498,000 options available for future grant.

Compensation of Directors

         Since fiscal 2002, the Company has paid directors $750 for each board meeting attended. Commencing in fiscal 2007, only non-employee directors are paid such amount. In addition, commencing in fiscal 2007, non-employee directors are also paid $750 for each committee meeting attended. Directors have always been and will continue to be reimbursed for reasonable expenses incurred on behalf of the Company.

         The following table provides certain summary information concerning the compensation paid to directors, other than Murray S. Cohen (our Chairman of the Board) and James Ivchenko (our President), during fiscal 2007. All compensation paid to Dr. Cohen and Mr. Ivchenko is set forth in the table under "Executive Compensation".


                             Director Compensation

----------------------------------------------------------------------------------------------------------------------
Name                        Fees               Stock              Option            All Other           Total ($)
                          Earned or          Awards (S)       Awards ($)(1)        Compensation
                           Paid in                                                     ($)
                          Cash ($)
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
Morris Dunkel              $2,250               -0-               $3,038               -0-               $5,288
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
James R. Torpey, Jr.       $4,500               -0-               $2,010               -0-               $6,510
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
Herve A. Meillat           $4,500               -0-                 -0-                -0-               $4,500
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

(1) Represents the dollar amount recognized in fiscal 2007 for financial reporting purposes of stock options awarded computed in accordance with Financial Accounting Standards 123R.

Deferred Compensation/Employment Contracts and Change in Control Arrangements

         Effective as of November 1, 2004, the Company entered into an employment agreement with Greg Amato. Such agreement provided that Mr. Amato would be employed "at-will" and that such employment can be terminated by either party at any time without reason or cause provided at least six months prior written notice is given. The employment agreement also provides that Mr. Amato would receive bonus compensation for 2004 based upon a formula and would be entitled to receive, following the fiscal year ending February 28, 2006, bonus compensation equal to 10% of the increase in the Company's net income for the fiscal year ending February 28, 2006 compared to February 28, 2005. For subsequent fiscal years, Mr. Amato shall be entitled to receive annual cash bonuses as the Compensation Committee shall determine with performance objectives determined prior to the start of the applicable year. Pursuant to the employment agreement, the Company also agreed to grant Mr. Amato an option to purchase 100,000 shares of Common Stock of the Company at an exercise price equal to the fair market value of the Company's Common Stock on November 1, 2004 which option shall be exercisable only after the completion of Mr. Amato's second year of employment under his employment agreement. In addition, pursuant to the employment agreement, the Company agreed to grant to Mr. Amato, one year from the date of his employment agreement provided he is then employed by the Company, 100,000 shares of restricted Common Stock of the Company.

         Pursuant to a deferred compensation agreement, as amended, entered into with James Ivchenko, President of the Company, the Company has agreed to pay Mr. Ivchenko $32,000 per year for ten consecutive years commencing the first day of the month following Mr. Ivchenko reaching the age of 65. To date, three payments of $32,000 each have been paid to Mr. Ivchenko.

         Effective as of March 1, 1999, the Company entered into a ten year employment agreement with Mr. Ivchenko. Pursuant thereto, Mr. Ivchenko shall be paid an annual salary of not less than the greater of his annual base salary in effect immediately prior to the effective date of the agreement or any subsequently established annual base salary. In addition thereto, Mr. Ivchenko shall receive as additional compensation a certain percentage (as set forth below) of the Company's annual gross sales up to but not exceeding annual gross sales of $3 million. Such percentage starts at 1.50% for the fiscal year ended February 29, 2000 and increases by 0.25% per year during the term of the agreement. In the event of death or disability, the agreement provides that Mr. Ivchenko or his estate will receive 100% of his annual salary and additional compensation as described above for the fiscal year during which he died or became disabled, and 50% of his annual salary and annual additional compensation which he would have received (if not for his death or disability) for the remainder of the ten year term.

         The obligations to Mr. Ivchenko under his deferred compensation agreement are partially funded with a life insurance policy owned by the Company. Such funds, however, are not legally restricted and are considered part of the Company's general assets subject to claims of creditors. In addition, amounts due to Mr. Ivchenko under his employment agreement are unfunded. Accordingly, there can be no assurance that any such amounts due to Mr. Ivchenko will be paid.

         Effective as of March 1, 1999, the Company also entered into a ten year employment agreement with Murray S. Cohen, Chairman of the Board of the Company. Pursuant thereto, Dr. Cohen shall be paid an annual salary of not less than the greater of his annual base salary in effect immediately prior to the effective date of the agreement or any subsequently established annual base salary. In addition thereto, Dr. Cohen shall receive as additional compensation a certain percentage (as set forth below) of the Company's annual gross sales up to but not exceeding annual gross sales of $3 million. Such percentage starts at 2.00% for the fiscal year ended February 29, 2000 and increases by 0.25% per year during the term of the agreement. Pursuant to an amendment to the employment agreement entered into on March 30, 2006, Dr. Cohen shall have the option to partially retire pursuant to which Dr. Cohen will devote approximately 50% of his time to the Company in which event he will be paid 50% of his annual base salary and 100% of the additional compensation for the remainder of the term. He shall also have the option to either (i) substantially retire pursuant to which Dr. Cohen will devote approximately 25% of his time to the Company in which event he will be paid 25% of his annual base salary and 100% of the additional compensation for the remainder of the term, or (ii) fully retire in which event he will be paid no annual base salary and 50% of the additional compensation for the remainder of the term. In the event of death or disability, the amendment provides that Dr. Cohen or his estate will receive 100% of his annual salary and additional compensation as described above for the fiscal year during which he died or became disabled, and 50% of his annual salary and annual additional compensation which he would have received (if not for his death or disability) for the remainder of the ten year term, provided at the time of death or disability Dr. Cohen was a full-time employee. If at the time of death or disability Dr. Cohen was fully, partially or substantially retired, then other percentage rates are provided in the amendment for the payment of the annual salary and annual additional compensation to Dr. Cohen or his estate for the balance of the term.

         The Company had previously entered into a deferred compensation agreement in June 1998 with Dr. Cohen which provided for the payment of certain funds to Dr. Cohen for a period of ten years beginning two weeks after the date of his retirement. Such agreement was terminated in connection with the execution of the employment agreement with Dr. Cohen. In addition to the foregoing, Dr. Cohen will be entitled to receive $79,041 upon his retirement in connection with a deferred compensation agreement entered into in January 1996 which was terminated in June 1998. Such amount will be paid to Dr. Cohen upon retirement either in equal consecutive monthly payments for a period not exceeding 60 months or a single payment which will be at the discretion of the Company.

         The obligation to pay Dr. Cohen $79,041 under his deferred compensation agreement is unfunded. In addition, amounts due to Dr. Cohen under his employment agreement are also unfunded. Accordingly, there can be no assurance that any such amounts due to Dr. Cohen will be paid.

         The Company does not have any termination or change in control arrangements with any of its named executive officers.

Transactions with Management and Others

         See "Deferred Compensation/Employment Contracts and Change in Control Arrangements" above for information on the transactions described therein.

Material Proceedings

         There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

Director Independence

         We have determined that three of our five directors are independent directors. Messrs. Dunkel, Torpey and Meillat are our independent directors. We have determined their independence using the definition of independence set forth in NASD Rule 4200.

Additional Information

         During the fiscal year ended February 28, 2007, the Board of Directors of the Company held four formal meetings. In addition, the Board of Directors took action by unanimous written consent and met informally on other occasions during the period. Each of the incumbent directors was in attendance at all meetings of the Board of Directors during fiscal 2007, except that Morris Dunkel was unable to attend two of the four meetings.

         The Compensation Committee of the Board of Directors held two formal meeting during the last fiscal year and met informally on other occasions during the period. Since March 2006, the Compensation Committee consists of Messrs. Dunkel, Torpey and Meillat, each a non-employee director of the Company. The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of the Company's directors and executive officers, including approving individual executive officer compensation, reviewing and recommending to the Board compensation plans, policies and benefit programs for employees generally, and performing such other duties relating to the Committee's purpose as the Board shall from time to time prescribe. Each of the incumbent directors serving on the Compensation Committee was in attendance at all meetings of the Compensation Committee during fiscal 2007, except that Morris Dunkel was unable to attend one of the two meetings.

         The Company does not have a standing audit or nominating committee or any committee performing similar functions. These functions are fulfilled by the entire Board of Directors which we believe is adequate based on the present size of the Company and the relatively small size of the Board.

         The Board considers recommendations for director nominees from a wide variety of sources, including business contacts and members of management. The Board will also consider stockholder recommendations for director nominees that are properly received in accordance with applicable rules and regulations of the Securities and Exchange Commission. The Board believes that all of its directors should have the highest personal integrity and have a record of exceptional ability and judgment. The Board also believes that its directors should ideally reflect a mix of experience and other qualifications. There is no firm requirement of minimum qualifications or skills that candidates must possess. The Board evaluates director candidates based on a number of qualifications, including but not limited to their judgment, leadership ability, expertise in the industry, experience developing and analyzing business strategies, and, for incumbent directors, his or her past performance. The Board initially evaluates a prospective nominee on the basis of his or her resume and other background information that has been made available to them. The Board will not evaluate director candidates recommended by stockholders differently than director candidates recommended from other sources. A member of the Board will contact for further review those candidates who they believes are qualified, who may fulfill a specific Board need and who would otherwise best make a contribution to the Board.

                              INDEPENDENT AUDITORS

         The Company has selected Weismann Associates LLC as its principal independent accountants for fiscal 2008. It is expected that a representative of Weismann Associates LLC will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. Weismann Associates LLC were the principal independent accountants for the Company during fiscal 2007.

         The following is a summary of the fees billed to us by the principal accountants to the Company for professional services rendered for the fiscal years ended February 28, 2007 and February 28, 2006:

                                       Fiscal 2007       Fiscal 2006
         Fee Category                  Fees              Fees

         Audit Fees                    $48,795           $46,200
         Audit Related Fees            $0                $0
         Tax Fees                      $3,000            $3,200
         All Other Fees                $0                $0

         Total Fees                    $51,795           $49,400

         Audit Fees. Consists of fees billed for professional services rendered for the audit of our financial statements and review of interim consolidated financial statements included in quarterly reports and services that are normally provided by the principal accountants in connection with statutory and regulatory filings or engagements.

         Audit Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees".

         Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include preparation of federal and state income tax returns.

         All Other Fees. Consists of fees for product and services other than the services reported above.

         Pre-Approval Policies and Procedures

         Prior to engaging its accountants to perform a particular service, the Company's Board of Directors obtains an estimate for the service to be performed. All of the services described above were approved by the Board of Directors in accordance with its procedures.

                            MISCELLANEOUS INFORMATION

Stockholders' Proposals

         Any stockholder who wishes to present a proposal for action at the next Annual Meeting of Stockholders and who wishes to have it set forth in the proxy statement and identified in the form of proxy prepared by management must notify management of the Company so that such notice is received by management at its principal executive offices at 358-364 Adams Street, Newark, New Jersey 07105 by February 26, 2008 and is in such form as is required under the rules and regulations promulgated by the Securities and Exchange Commission.

Stockholder Communications with the Board of Directors

         Historically, we have not adopted a formal process for stockholder communications with the Board of Directors. Nevertheless, every effort is made to ensure that the Board or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board of Directors, or for any individual member or members of the Board, should be directed to our Secretary, at the Company's address with a request to forward the same to the intended recipient.

Director Attendance Policy

         The Company does not have a policy with regard to board members' attendance at annual meetings of stockholders. Two of our directors attended the prior year's annual meeting of stockholders which was held in July 2006.

Other Business

         The Board of Directors knows of no other business to be presented at the Annual Meeting but if other matters properly do come before the meeting, it is intended that the persons named in the accompanying proxy will vote the shares for which they hold proxies in accordance with their judgment.

Annual Report of Form 10-KSB

         The Company's Annual Report on Form 10-KSB for the fiscal year ended February 28, 2007 is being delivered to the Company's stockholders with this Proxy Statement. Such report is not to be considered part of the soliciting material.

                                       By Order of the Board of Directors,

                                       Murray S. Cohen, Ph.D.,
                                       Chairman

Dated:   July 10, 2007
         Newark, New Jersey

                                    APPENDIX
                               FORM OF PROXY CARD

                                      PROXY

                                  EPOLIN, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 16, 2007

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Murray S. Cohen and James Ivchenko, and each of them, with power of substitution as proxies for the undersigned to act and vote at the Annual Meeting of Stockholders of Epolin, Inc. (the "Company") to be held on August 16, 2007, at 3:00 p.m., local time, at the principal executive offices of the Company, 358-364 Adams Street, Newark, New Jersey 07105, and any adjournments thereof for the following purposes:

         1. Election of Directors - Nominees: Murray S. Cohen, James Ivchenko, Morris Dunkel, James R. Torpey, Jr. and Herve A. Meillat.

                  [ ] FOR          [ ]  FOR ALL EXCEPT      [ ]  WITHHOLD

         INSTRUCTION: To withhold your vote for any nominee(s), mark "For All Except" and write that nominee's name on the line below.

         _______________________________________________________________________


         2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSAL 1.


                                    Dated: ______________________________,  2007

                                    ____________________________________________
                                    Signature of Stockholder

                                    ____________________________________________



NOTE: Please sign your name exactly as it appears on this Proxy. Jointly held shares require only one signature. If you are signing this Proxy as an attorney, administrator, agent, corporation, officer, executor, trustee or guardian, etc., please add your full title to your signature.

         IMPORTANT: IF YOU RECEIVE MORE THAN ONE CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.

                               PLEASE ACT PROMPTLY
                       SIGN, DATE & MAIL YOUR PROXY TODAY